                                                                   EXHIBIT 21.1

                          Subsidiaries of the Company

Subsidiary                                   State of Incorporation
----------                                   ----------------------
Associated Suppliers, Inc.                   Oregon
B & J Industrial Supply Company              Washington
Cramer Industrial Supplies, Inc.             New York
Continental Air Tool, Inc.                   California
E.C. Blackstone Company                      Georgia
Grinding Supplies Company                    Michigan
J.J. Stangel Co.                             Wisconsin
Northern Tool & Supply, Inc.                 Michigan
Shearer Industrial Supply Co.                Pennsylvania
Slater Industrial Supplies, Inc.             California
The Distribution Group, Inc.                 Georgia
Tri-Star Industrial Supply, Inc.             Missouri